Exhibit 10.2

FORM OF CHANGE OF CONTROL SEVERANCE AGREEMENT (SECTION 16)

This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between                                  (“Executive”) and Isilon Systems, Inc., a Delaware corporation (the “Company”), effective as of             , 2010 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Compensation Committee of the Company (the “Committee”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2. The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than eighteen (18) months remaining during the Initial Term, the term of this Agreement will extend automatically through the date that is eighteen (18) months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 4 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. No Acceleration of Vesting Under Option Agreements. In consideration of the payments and benefits that Executive may become entitled to receive pursuant to Section 4 below, the Company and Executive agree that:

(a) In the event of a Change in Control (as defined in the 2006 Equity Incentive Plan (the “2006 Plan”)), Executive’s options (the “Options”) to purchase shares (“Shares”) of the Company’s common stock that are then-outstanding shall not become automatically vested as to twenty-five percent (25%) of the then-unvested Shares subject thereto pursuant to the acceleration provision set forth in the “Vesting Schedule” section of the “Notice of Grant of Stock Option” of the Option agreement (the “Initial Acceleration”) and such Initial Acceleration provision shall be null and void, and

(b) In the event that, within twelve (12) months following a Change in Control (as defined in the 2006 Plan), the Company terminates Executive’s status as a Service Provider (as defined in the 2006 Plan) without Cause (as defined in the applicable Option agreement), the then-outstanding Options shall not become automatically vested as to the additional twenty-five percent (25%) of the then-unvested Shares subject thereto pursuant to the acceleration provision set forth in the “Vesting Schedule” section of the “Notice of Grant of Stock Option” of the Option agreement (the “Second Acceleration”) and such Second Acceleration provision shall be null and void.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as otherwise may be specifically provided under the terms of any written formal employment agreement, including any offer letters, between the Company and Executive (an “Employment Agreement”).

4. Severance Benefits.

(a) Termination Without Cause or Other Than Death or Disability, or Resignation for Good Reason Within 18 Months Following a Change in Control. If within eighteen (18) months following a Change in Control, the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive’s death or Disability or Executive resigns for Good Reason, then, in each case subject to Section 4, Executive will receive the following severance from the Company:

(i) Base Salary Severance. Executive will receive a lump sum severance payment equal to fifty percent (50%) of Executive’s annual base salary as in effect immediately prior to Executive’s termination of employment (unless the termination occurs as a result of clause (iii) of the definition of “Good Reason” under Section 7(c) below, in which case the amount will be equal to Executive’s annual base salary in effect prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control, less applicable withholdings, payable within thirty (30) days following the date of Executive’s termination of employment.

(ii) Equity. One hundred percent (100%) of the unvested portion of Executive’s then-outstanding equity awards (the “Awards”) will immediately vest and, if applicable, become exercisable as of the date of such termination. If, however, an Award is to vest and/or the amount of the Award to vest is to be determined based, in part or in whole, on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the unvested portion of the Award.

The Awards will remain exercisable, to the extent applicable, following Executive’s termination for the period prescribed in the respective equity plan and agreement for each Award.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of six (6) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. Notwithstanding the foregoing sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will, in lieu thereof, provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the last date of employment of Executive with the Company (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and, subject to Section 5, will commence in the month following the month in which Executive’s termination occurs and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the last day of the sixth (6th) calendar month following the month in which Executive’s termination occurs.

(b) Other Termination. If Executive’s employment with the Company terminates other than as set forth in Section 4(a), then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will be eligible only for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(c) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 4(a) of this Agreement, the provisions of Section 4 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 4 of this Agreement.

5. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i) In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under Section 4 of this Agreement that would be considered Deferred Payments (as defined in Section 5(b) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 5(a)(ii), or (C) such time as required by Section 5(b).

(ii) No severance payments and benefits under Section 4 of this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of Executive’s termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

(b) Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 4 will be subject to Executive continuing to comply with the terms of any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1 (b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(iv) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

7. Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means (i) Executive’s willful failure to substantially perform his or her duties to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Executive’s willful breach of any of Executive’s obligations under any written agreement with the Company. For purposes of this definition, “Company” shall be interpreted to include any parent, subsidiary, affiliate or successor thereto, if appropriate.

(b) Change in Control. “Change in Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are members of the Board as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c) Disability. “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d) Good Reason. “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in Executive’s job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities; (ii) relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of Executive’s work site to a facility or location more than forty (40) miles from Executive’s principal work site for the Company at the time of the Change in Control; or (iii) a reduction in Executive’s then-current base salary by at least ten percent (10%), provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to Executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e) Section 409A Limit. “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

8. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to (i) the Initial Acceleration and Second Acceleration, (ii) any other vesting acceleration of Awards upon termination of employment with the Company as set forth in Executive’s Award agreements or the equity plans under which such Awards were granted, (iii) any vesting acceleration of Awards upon a change in control as set forth in Executive’s Award agreements or any Employment Agreement and (iv) any severance or other benefits payable upon Executive’s termination of employment with the Company as set forth in Executive’s Employment Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Kings County, Washington, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	ISILON SYSTEMS, INC.

By:
Title:

EXECUTIVE	By:
Title: